Exhibit 99.1

CONTACT:	Michael J. Perdue
President and CEO
Community Bancorp Inc.
(760) 432-1100

NEWS RELEASE

COMMUNITY BANCORP, INC. COMPLETES ACQUISITION OF CUYAMACA BANK

ESCONDIDO, CA – October 4, 2004 – Community Bancorp Inc. (“Community”) (Nasdaq: CMBC) parent company of Community National Bank, today announced that it has completed the acquisition of Cuyamaca Bank, N.A. effective as of the close of business on October 1, 2004.

“We welcome Cuyamaca’s customers, employees and shareholders into the Community family,” stated Michael J. Perdue, President and CEO of Community. “Both banks share a similar corporate culture focused on customer service, serving the needs of the business community and being part of the communities we serve, while maximizing shareholder value. The successful completion of this transaction enhances our franchise and continues our strategic expansion in the high-growth areas of San Diego and Riverside counties.”

Under the terms of the Merger Agreement, shareholders of Cuyamaca Bank common stock had the choice to receive cash, shares of Community or a combination up to a maximum of 70% of the total consideration being in Community shares. The transaction is valued at $27.3 million, or $26.68 per share, including the fair value of options outstanding (the exchange ratio for stock consideration is 1.0439 shares of Community common stock for each Cuyamaca share). The total consideration will be paid in 679,067 shares of CMBC stock and $7.4 million in cash, in accordance with the provisions of the Merger Agreement.

Community Bancorp is a bank holding company with $532 million in assets as of June 30, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank’s primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. In addition, a new branch will open on October 4th in the city of Murrieta, California. Cuyamaca Bank operates banking offices in the east San Diego County cities of Santee, El Cajon and La Mesa and in the north San Diego County city of Encinitas. At June 30, 2004, Cuyamaca had $117 million in total assets. The combined institution will have $650 million in total assets based on June 30, 2004 data, and 10 full service branches in San Diego and Riverside counties.

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Community Bancorp Inc.’s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.

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